Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

SmartStop Announces the Recast of its Multi-Currency Credit Facility

LADERA RANCH, Calif. — (Feb. 18, 2026) SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), an internally managed real estate investment trust and a premier owner and operator of self-storage facilities in the United States and Canada, today announced that it has completed an amended and restated senior unsecured credit facility in the initial amount of $500 million with a syndicate of banks led by KeyBank National Association, Bank of Montreal, JPMorgan Chase Bank, N.A., M&T Bank, The Bank of Nova Scotia, Truist Bank and Wells Fargo Bank, N.A. The financing will provide SmartStop with additional flexibility to support its continued growth across the United States and Canada.

“We are extremely pleased to close this new credit facility, capping off a 12-month process to transform our investment-grade balance sheet,” said H. Michael Schwartz, Chairman and CEO of SmartStop. “This financing further strengthens our balance sheet, lowers our cost of debt, ladders out our debt maturities, and provides the flexibility we need to drive our growth strategy across the U.S. and Canada. The strong support from our banking partners reflects their confidence in our platform, the quality of our portfolio, and our team's exceptional dedication.”

The agreement also includes an accordion feature that allows SmartStop to request up to an additional $1.1 billion in borrowing capacity. Initial advances under the Credit Facility bear interest on a pricing grid that is approximately 30 basis points lower than the previous revolving credit facility.

The new facility has a four-year term and includes an option for a 12-month extension, allowing SmartStop to further align its borrowing capacity with its long-term strategic plans. The company will also be able to borrow in either U.S. or Canadian dollars, offering added versatility as it expands its portfolio in both markets.

KeyBanc Capital Markets, Inc., BMO Capital Markets Corp, JPMorgan Chase Bank, N.A., Manufacturers and Traders Trust Company, Scotia Bank, Truist Securities, Inc. and Wells Fargo Securities acted as Joint Book Runners and Joint Lead Arrangers for the Credit Facility. Bank of Montreal, JPMorgan Chase Bank, N.A., Manufacturers and Traders Trust Company, The Bank of Nova Scotia, Truist Bank and Wells Fargo Bank, N.A. served as Syndication Agents for the credit facility. The Huntington National Bank, Royal Bank of Canada and U.S. Bank National Association served as Documentation Agents for the Credit Facility. KeyBank National Association served as Administrative Agent for the Credit Facility.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the

SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary, SmartStop REIT Advisors, LLC, also sponsors other self-storage programs and, through its Managed Platform, offers third-party management services in the U.S. and Canada. As of February 18, 2026, SmartStop has an owned or managed portfolio of over 460 operating properties in 35 states, the District of Columbia, and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 49 operating self-storage properties across four provinces in Canada, which total approximately 42,200 units and 4.3 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the use of words such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or similar expressions, or the negative of such terms and in this press release includes the statements regarding our ability to increase the borrowing capacity or extend the term of our credit facility at the end of four years. These statements are subject to our ability at that time to satisfy the conditions to our making such election, or exercising such option, as applicable, that are set forth in the credit agreement, such as the recertification of the representations and warranties made by us in the credit agreement and the payment of all fees associated therewith.

Investor Relations Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

Media Relations Contact:
Spotlight Marketing Communications

949-427-5172

info@spotlightmc.com